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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-59458, No. 33-95040, No. 33-73222, No. 333-06889, No.
333-14715, No. 333-16827, No. 333-16829, No. 333-20361; Form S-3 No. 33-99646;
and Form S-4 No. 33-99644) pertaining primarily to the Intuit Inc. 1993 Equity Incentive Plan, the 1996 Directors Stock Option Plan and the 1996 Employee Stock Purchase Plan and the Common Stock of Intuit Inc., of our report dated August 25, 1997, with respect to the consolidated financial statements and schedule of Intuit Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 1997.


                                                  Ernst & Young LLP

Palo Alto, California
October 14, 1997